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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-46362 of Tellium, Inc. of our report dated December 5, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement) appearing in appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated December 5, 2000 relating to the financial statement schedule appearing elsewhere in the registration statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Parsippany, New Jersey
December 7, 2000